UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GREER BANCSHARES INCORPORATED
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 23, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Greer Bancshares Incorporated (the “Company”) will be held on Thursday, June 23, 2011, at 3:00 p.m., local time, at the West Poinsett Street office of Greer State Bank, 1111 West Poinsett Street, Greer, South Carolina, for the following purposes:

1.	To elect two directors to hold office until the 2014 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

2.	To consider and approve the following advisory (non-binding) proposal on executive compensation (the “Advisory Executive Compensation Proposal”):

RESOLVED, that the holders of common stock of Greer Bancshares Incorporated approve the compensation of the Company’s executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion.

3.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

Only those shareholders of the Company of record at the close of business on April 27, 2011 are entitled to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders will be available at the Company’s offices prior to the meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING THE ENLOSED PROXY CARD OR VOTING INSTRUCTION. ALSO, REGISTERED SHAREHOLDERS MAY VOTE BY TELEPHONE OR OVER THE INTERNET. Instructions for using these convenient services are set forth on the proxy card or voting instruction. Beneficial owners of shares held in street name should follow the enclosed instruction for voting their shares. I hope you will be able to attend the Annual Meeting, but even if you cannot, please vote your shares as soon as you can.

By Order of the Board of Directors,

/s/ Walter M. Burch
Walter M. Burch
Greer, South Carolina	Chairman, Board of Directors
May 12, 2011	Greer Bancshares Incorporated

GREER BANCSHARES INCORPORATED

1111 West Poinsett Street

Greer, South Carolina 29650

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 23, 2011

Our Board of Directors is soliciting proxies for the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 23, 2011 at 3:00 p.m., local time. The meeting will be held at Greer State Bank’s West Poinsett Street office, 1111 West Poinsett Street, Greer, South Carolina for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date of the mailing of this Proxy Statement and accompanying Proxy is May 12, 2011.

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Solicitation, Use and Revocation of Proxies

The board of directors of the Company (the “Board” or “Board of Directors”) solicits the accompanying proxy for use at our 2011 Annual Meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the Annual Meeting in the manner you direct. Proxies properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the terms of the proxies. If you sign, date and return or otherwise validly provide a proxy but do not specify how to vote, your shares will be voted (i) for the election of the nominees designated to serve until the 2014 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, (ii) in favor of the Advisory Executive Compensation Proposal, and (iii) in favor of ratification of approval of Dixon Hughes Goodman LLP. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. You also authorize such persons to vote, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournments thereof and on matters which are incidental to the conduct of the meeting.

Registered shareholders are urged to complete, sign and date the enclosed proxy or voting instruction and return it as promptly as possible in the postage-paid envelope enclosed for that purpose. Shareholders can also deliver proxies and voting instructions by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card or voting instruction. If your shares are held in street name with your bank or broker, please follow the instructions enclosed with this proxy statement.

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

(i) delivering to our Secretary a signed notice of revocation or a later dated proxy (including a proxy via the Internet or by telephone); or

(ii) voting in person at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by us. The cost of printing and mailing the proxy materials is estimated to be $15,000. Certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses and forwarding proxy materials to the beneficial owners of shares of common stock.

Your attendance at the Annual Meeting in itself does not constitute revocation of your proxy. For the Annual Meeting, any written notice of revocation should be sent to Greer Bancshares Incorporated, 1111 West Poinsett Street, Greer, South Carolina 29650, attention: Secretary. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our Secretary before a vote is taken. You may be asked to present documents for the purpose of establishing your identify as a Greer Bancshares Incorporated shareholder.

Who is Entitled to Vote

The Board has set April 27, 2011 as the record date for the Annual Meeting. Only shareholders owning the Company’s common stock on that date will be entitled to vote at the meeting. At the close of business on that day, there were outstanding 2,486,692 shares of the Company’s common stock. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. In accordance with the Company’s Articles of Incorporation, cumulative voting will not be permitted.

Quorum

The presence, in person or by proxy, of the holders of one third of the total number of shares of common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Since many shareholders cannot attend the meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

We will count abstentions in determining whether a quorum exists. In contrast to prior years, we will not count “broker non-votes” for quorum purposes. Broker non-votes are described below.

Shareholders Holding Through Brokers and Other Nominees

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

Votes Required

Election of Directors. Provided a quorum is established at the meeting, the election of directors will be determined by a plurality vote. Shareholders of the Company do not have cumulative voting rights. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the Annual Meeting.

Advisory Executive Compensation Proposal, Ratification of Auditors, and all other matters. The Advisory Executive Compensation Proposal, the Ratification of Auditors, and all other matters that may be brought before the Annual Meeting, require that the number of shares voted in favor exceed the number of shares voted against.

Broker Non-Votes

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies on which brokers do not vote on some proposals but do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposals 1 and 2 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. We encourage you to provide instructions to your broker regarding the voting of your shares in order that your vote may be counted.

Results of the Vote

We will report voting results from the Annual Meeting in a Form 8-K to be filed with the Securities and Exchange Commission (the “SEC” or “Commission”) within four business days after the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 23, 2011

Along with this Proxy Statement, we have provided the Company’s Proxy and its 2010 Annual Report to Shareholders. The 2011 Proxy Statement and the Annual Report to Shareholders for the Year Ended December 31, 2010 are also available at www.cfpproxy.com/5853.

Other Matters

Management and the Board are not aware of any matters to be presented for action at the Annual Meeting other than the election of directors, approval of the Advisory Executive Compensation Proposal, and the ratification of auditors, as stated in the Notice of Annual Meeting of Shareholders. If any such matter requiring a vote of the shareholders should properly come before the Annual Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxies in accordance with the judgment of a majority of our Board of Directors.

References

Throughout this document, we refer to Greer Bancshares Incorporated as “Greer Bancshares,” “we” or the “Company,” and its subsidiary, Greer State Bank, as the “Bank.”

ELECTION OF DIRECTORS

Proposal 1 on the Proxy

General Information Regarding Election of Directors

The Board of Directors of the Company (the “Board”) is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The Board of Directors is currently comprised of ten directors. Pursuant to the Amended and Restated Bylaws of Greer Bancshares, the number of directors is set from time to time by the Board but shall not consist of less than nine directors. At last year’s Annual Meeting, the Board consisted of twelve directors. However, the number was reduced by the death of David M. Rogers on July 25, 2010, and the resignation of Kenneth M. Harper effective March 24, 2011. In response, the Board reduced the number of directors, and does not intend to fill the former vacancies or add any additional seats on the Board at this time.

Shareholders will elect two nominees at the meeting to serve three-year terms, expiring at the 2014 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of votes will be elected.

The Board of Directors recommends that you elect the two nominees identified below as directors. If you submit a proxy but do not specify how you would like it to be voted, the proxies, Messrs. Bateman, James and Smith will vote your proxy to elect these nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Bateman, James and Smith will vote instead for a replacement to be recommended by the Board of Directors.

Identification of Nominees

The following table sets forth information concerning the two persons nominated to serve three-year terms as directors and the directors continuing in office.

Name	Age	Position or Office with the Company	Director Since

Nominees for Terms Expiring in 2014
Gary M. Griffin	56	Director	1992
R. Dennis Hennett	68	Director, CEO	1988

Continuing Directors with Three Year Terms Expiring in 2013
Walter M. Burch	69	Director, Chairman	1988
Paul D. Lister	66	Director	1988
C. Don Wall	67	Director	1988
Theron C. Smith, III	62	Director	2000

Continuing Directors with Three Year Terms Expiring in 2012
Mark S. Ashmore	54	Director	2002
Harold K. James	59	Director	1988
Steven M. Bateman	52	Director	2007
Raj K. S. Dhillon	70	Director	2007

Experience of the Board of Directors

All directors have been engaged in their present occupations at least five years.

Mark S. Ashmore, age 54, has been a director of the Company and the Bank since 2002. He is a graduate of Clemson University with a degree in Industrial Engineering Technology. He is President of Ashmore Bros., Inc./Century Concrete, a local paving company, where he has worked for approximately 33 years. He serves as an elder in his local church and has served as a director for the Carolinas Association of General Contractors and the Greer Development Corporation.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: how to operate and run a business; dealing with payroll and personnel issues; challenges and opportunities faced by businesses and business owners; assessing and reviewing financial statements; an understanding of engineering principles; important business contacts in the local and state business community; a strong understanding of factors involved in developing commercial real estate; key contacts that help him stay informed about upcoming local development projects; and deep roots and contacts in the community.

Steven M. Bateman, age 52, has been a director of the Company and the Bank since 2007. He is a graduate of Carson-Newman College where he earned a bachelor’s degree in accounting. He also earned a master’s degree in accounting from the University of Alabama. Since 1981, he has been a Certified Public Accountant. Since 1994, he has had his own local accounting practice. He has served as a director of various organizations including Gateway House, Inc. (also served here as Treasurer), Greer Relief and Resources (also Treasurer), Greater Greer Chamber of Commerce, and the Greer Development Corporation. He is active in his local church.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: how to run and operate a business; significant knowledge and experience in accounting and the principles of accounting as well as auditing and the principles of auditing; significant knowledge and experience regarding tax issues for businesses, individuals, non-profits, and trusts; knowledge and experience related to the review of complex financial documents and tax returns; and significant contacts with local businesses and individuals.

Walter M. Burch, age 69, has been a director of the Bank since 1988 and the Company since its formation in 2001. He was one of the original organizers of the Bank. Mr. Burch is a graduate of Presbyterian College where he earned a bachelor’s degree in history. He is now retired, but, prior to retirement, he was an owner, General Manager, Advertising Manager and Co-Publisher of The Greer Citizen, a local newspaper where he served for approximately 40 years. He is active in his local church, having served as an elder. He has served in various organizations including the Greer Lions Club, the Greer Chamber of Commerce, and the South Carolina Press Association.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: how to operate a business including reviewing and understanding financial statements; strong knowledge and experience related to marketing and advertising of businesses and business products/services; significant business contacts gained through roughly 40 years of working with businesses and individuals who advertised or had other interaction with The Greer Citizen; and strong relationships in the community developed through his community service and activities.

Raj K. S. Dhillon, age 70, has been a director of the Company and the Bank since 2007. He earned a bachelor’s degree in mechanical engineering from Kansas State University. Prior to his retirement in 2002, he worked with Hoechst Celanese as an Engineering Manager. Today, he is involved in land development and hotel management. He has served on the Greenville County Planning Board and has been part of the Indian Association where he has twice served as President.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: significant knowledge and experience regarding engineering, engineering principles, construction, and construction principles; knowledge and experience in land development and the operation of motels; management, including oversight of construction and costs, for significant engineering and construction projects; principles of and challenges that arise with respect to land development as well as the operation and management of a business; significant business contacts in the local area and with business owners and leaders in the Indian community; experience in reviewing and understanding financial statements; and an understanding of zoning and land planning principles.

Gary M. Griffin, age 56, has been a director of the Bank since 1992 and the Company since its formation in 2001. He is a graduate of Furman University where he earned a bachelor’s degree in political science. He serves as Vice President of Mutual Home Stores, where he has over 33 years of work experience. Mutual Home Stores is a group of retail stores in the Greenville-Spartanburg area. He has had significant involvement in the community including service with Greer Community Ministries (board member and Treasurer), the Greer Lions Club (former President), and Greer Relief (as a board member).

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: the challenges, opportunities and issues faced by business owners; principles of finance; dealing with personnel and payroll issues; understanding of issues surrounding employee benefits; important business contacts in the community; ability to understand financial statements; knowledge and experience in the operation of a retail business; and important contacts and relationships in the community developed through his work experience and community service.

R. Dennis Hennett, age 68, has been a director of the Bank since 1988 and the Company since its formation in 2001. Effective March 24, 2011, the Boards of the Company and the Bank elected Mr. Hennett to succeed Kenneth M. Harper as President and Chief Executive Officer of the Company and the Bank, respectively. Mr. Hennett’s election as President and Chief Executive Officer is subject to regulatory approval, as discussed under “Executive Officers – Resignation of Mr. Harper and Election of Mr. Hennett” below. Mr. Hennett is a graduate of Furman University, where he earned a bachelor’s degree in english and a masters degree in education. He is also a graduate of the Stonier Graduate School of Banking. He previously served as President and Chief Executive Officer of the Company and the Bank until his retirement on February 1, 2008. He has approximately 40 years of experience as a banker, and was the original President of the Bank when it was organized in 1988. Mr. Hennett has significant community involvement, including serving on the board of the Greer Development Corporation, as a trustee of the Greenville Hospital System and in various capacities with the Greer Chamber of Commerce.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: significant knowledge and experience in all aspects of banking including lending, deposits, retail and commercial services and products; management skills; knowledge and experience regarding banking policies and procedures; knowledge and experience regarding investments and investment products; knowledge and experience in reading and understanding complex financial documents; business development skills; experience working with boards; knowledge and experience related to banking regulations, policies and procedures; significant experience working with banking regulators; significant business and personal contacts throughout the community; significant knowledge regarding current issues in banking; and strong relationships developed through his banking career and community service.

Harold K. James, age 59, has been a director of the Bank since 1988 and the Company since its formation in 2001. He was one of the original organizers of the Bank. He has a bachelor’s degree in business administration from Gardner Webb University. Mr. James is Vice President of James Agency, Inc., a local insurance and real estate company. He has been involved in real estate and insurance sales, appraisals, and property management for over 35 years. He is a licensed insurance agent, real estate broker, real estate appraiser, and residential homebuilder. He has had significant community service through various organizations including service as a board member with the Greenville County Mental Health Association, Greer Chamber of Commerce, CenterQuest, Greer Lions Club, Greer Board of Realtors, and Greer Community Ministries. He is also active in his local church and has deep roots in the community.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: significant knowledge and experience related to all aspects of property/casualty insurance, real estate, real estate appraisals, and home building; an understanding of the opportunities and challenges arising from owning and operating a business; reading and understanding financial statements; strong skills in assessing and analyzing various risks faced by businesses and individuals; significant business contacts in the community; and strong relationships developed through his community service.

Paul D. Lister, age 65, has been a director of the Bank since 1988 and the Company since its formation in 2001. He was one of the original organizers of the Bank. He is a graduate of Furman University having earned a bachelor’s degree in business. He is a Certified Public Accountant with approximately 40 years of experience. He has had significant involvement in the community having served with the Greer Chamber of Commerce (President twice), Greer Lions Club (former President), Greer Community Ministries (former Chair), and his local church. He has served on the boards of the Greer Golf & Country Club, Miss Greer Pageant, and Greer Development Corporation. He is on the Board of Community Care and Counseling, Inc.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: how to run and operate a business; significant knowledge and experience in accounting and the principles of accounting as well as auditing and the principles of auditing; significant knowledge and experience regarding tax issues for businesses, individuals, non-profits, and trusts; strong experience in reviewing complex financial documents and tax returns; significant contacts with local businesses and individuals; and strong relationships developed through his community service.

Theron C. Smith, III, age 62, has served as a director of the Bank since 2000 and the Company since its formation in 2001. He received a bachelor’s degree in pre-medicine from Clemson University and a degree in optometry from the SCO Optometry School. He has done post graduate work at the University of Alabama and the University of Oklahoma. He is an optometrist with a local practice. He has served the community in various ways in the past including his involvement with the Greer Lions Club (past President), the Greer Chamber of Commerce (past President), and the Board of Examiners in Optometry. He has also previously served on the BB&T advisory board.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: opportunities and challenges faced by business owners; knowledge of payroll and personnel issues; knowledge regarding healthcare and healthcare issues; working with boards; and significant contacts within the community developed through his optometry practice and community service.

C. Don Wall, age 67, has been a director of the Bank since 1988 and the Company since its formation in 2001. He was one of the original organizers of the Bank. He holds a bachelor’s degree in pharmacy from the University of South Carolina. He has been a pharmacist for over 42 years and has been co-owner and President of a number of retail pharmacies in the upstate. He has significant past community service including service as the Mayor of Greer, service with the Boy Scouts of America (leader and assistant leader); Greer High School Booster Club (past president and vice president); and his local church. He also served in the past on the local board of The First, a savings and loan.

He provides a set of key skills, knowledge, experience, and relationships that make his service on the Board particularly useful including, but not limited to, the following: the challenges and opportunities faced by business owners; issues related to health and healthcare; dealing with payroll and personnel issues; understanding and analyzing financial statements; strong knowledge regarding lending and lending practices; strong managerial and analytical skills; an intimate knowledge regarding local government; experience working with state and local governmental officials and regulators; and significant contacts in the community developed through his business experience and community service.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF ALL NOMINEES.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors in accordance with the South Carolina Business Corporation Act of 1988 and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices that we follow are summarized below.

Board Leadership Structure and Risk Oversight

The ultimate authority to oversee the business of the Company rests with the Board. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under South Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which it does business. The Board appoints the Company’s officers, who have responsibility for management of the Company’s operations.

The officers of the Board include the Chair, Vice Chair, and Secretary. Since the Company’s inception, the officers of the Board have always been outside directors who were not employees of the Company. The Company has no plans to alter this long-standing practice.

It is our Chair’s responsibility to lead the Board. Our CEO is responsible for leading our management team and our Company’s employees in operating the Company. As directors continue to have ever increasing oversight responsibilities, we believe it beneficial to have an independent Chair whose sole job is Board leadership.

The Board currently consists of nine independent members and only one non-independent member, Mr. Hennett. While the standing committee structure of the Board can change from time to time to meet new needs and regulations, each standing committee has always, since the inception of the Company, had a Chair who is an outside director, i.e., not an employee of the Company. The Company has no plans to alter this long-standing practice. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive Chair and the leadership of Board committees by independent chairs, benefits our Company and our shareholders.

The Board as a whole has responsibility for risk management, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. This requires the members of our Board to be actively engaged in Board discussions, review materials provided them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board of Directors and the audit committee through its review of the Company’s compliance with regulations set forth by regulatory authorities, including the Federal Deposit Insurance Corporation (the “FDIC”) and recommendations contained in regulatory examinations.

As discussed under “Consent Order” below, on March 1, 2011 the Bank entered into the Consent Order with banking regulators. Under the Consent Order, the board of the Bank was required to form a committee to oversee the Bank’s compliance with the order. The consent order compliance committee consists of six members, five of whom are outside or independent directors. They are: Gary M. Griffin, R. Dennis Hennett, Walter M. Burch, C. Don Wall, Mark S. Ashmore and Steven M. Bateman.

Because we believe risk management is a responsibility of each member of the Board, we do not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each of our committees concentrates on specific risks for which it has expertise, and each committee is required to regularly report to the Board on its findings. For example, the corporate governance committee regularly monitors the Company’s exposure to certain investment risks, such as the effect of interest rate or liquidity changes. Such committee is also responsible for overseeing risk associated with corporate governance and director succession planning. The Company’s audit committee monitors the Company’s exposure to certain financial and reputational risks by establishing and evaluating the effectiveness of programs to report and monitor fraud and by monitoring the Company’s internal control over financial reporting. Our compensation/human resources committee monitors compensation and human resources policies of the Company in order to assure that they provide proper incentives for the retention and motivation of employees, and do not provide incentives for excessive risk taking. The consent order compliance committee is responsible for managing the risk of compliance with the Consent Order. The functions of these committees are explained in more detail below.

Director Independence

The Company utilizes the rules of The NASDAQ Stock Market (the “NASDAQ Rules”) for determining the independence of its directors. The NASDAQ Rules define specific relationships that would disqualify a director from independence. Based on the rules, we have conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships, including those relationships described under “Certain Relationships and Related Transactions.” As a result of this evaluation, we have affirmatively determined that each of our directors who served during 2010 who was not an executive officer of the Company was and is “independent” for the purposes of NASDAQ Marketplace Rule 4200. Under the NASDAQ Rules, R. Dennis Hennett, our Chief Executive Officer, would not be considered independent because of his prior and current service as an executive officer of the Company. Likewise, Kenneth M. Harper, our former President and Chief Executive Officer who resigned effective March 24, 2011 as discussed under “Executive Officers — Resignation of Mr. Harper and Election of Mr. Hennett,” would not be considered independent.

In connection with this evaluation, we considered that in addition to the Bank providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business, some directors and their affiliated entities provide services to the Company in the ordinary course of business. In particular, the following relationship was considered:

•

Harold K. James is a vice president and broker-in-charge of the James Agency, a local insurance and real estate company. The Bank in the past has purchased property and casualty insurance coverage from Mr. James’ agency from time to time. His firm has also served as a real estate broker in the sale of certain properties of the Company. All such transactions were handled on customary terms, including price, as those prevailing at the same time for comparable transactions with other service providers.

The amounts paid or received in the business transactions and relationship described above did not exceed the thresholds contained in the NASDAQ Rules, and we do not believe that any other prohibitions or restrictions under the rules were otherwise implicated. Also, we determined that these transactions and relationship would not otherwise impair the director’s independence.

With respect to determining the directors’ independence, we also considered family relationships. Gary M. Griffin is the brother-in-law of William S. Harrill, Jr., a senior vice president of the Bank. For the purposes of such rules, Mr. Harrill is not deemed an “executive officer” of the Company. This relationship is not precluded by the NASDAQ Rules on director independence. Further, we do not believe this relationship would otherwise impair the independence of Mr. Griffin.

Code of Ethics

The Board of Directors has approved a Code of Ethics for our directors and senior officers. The Code of Ethics addresses such topics as the ethical handling of actual and apparent conflicts of interest; full, fair, accurate, timely and understandable disclosure in SEC filings and other public communications; compliance with laws; prompt reporting of ethics violations; and adherence to the Code. The Code of Ethics supplements our personnel policy guidelines for ethical conduct applicable to all employees.

Meeting Attendance

Board and Committee Meetings

The Board of Directors held twelve meetings in 2010. All of the directors attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served.

Annual Meeting of Shareholders

Our policy regarding attendance by members of the Board of Directors at our annual shareholders’ meeting is that directors are expected to attend, unless there is an unavoidable conflict that prevents their attendance. All twelve of our then directors attended the annual meeting in May 2010, except Mr. Ashmore and Mr. Wall who were not able to attend.

Committees of the Board

Our Board of Directors has appointed a number of committees, including a compensation/human resources committee, corporate governance committee, and an audit committee.

Compensation/Human Resources Committee

Our compensation/human resources committee, establishes and monitors our employee benefits program and personnel policies. The committee met five times in 2010, and also in March 2011. The committee reviews annually the recommendations of executive management regarding administration of salaries and benefits costs. In 2010, the committee was comprised of Messrs. Griffin (Chairman), Dhillon, James and Rogers (deceased). All are considered to be independent under the NASDAQ Rules. Mr. Harper, who until March 24, 2011 was our President and Chief Executive Officer, presented recommendations from executive management and participated in discussions affecting the compensation of all employees, except himself. Periodically, our human resources officer, Rick Danner, also met with the committee to review employee performance and other personnel issues. The committee also administers our executive officer and director compensation plans. The 2005 Equity Incentive Plan is also administered by this committee, which decides awards of stock options to be granted to key employees. Most actions taken by the committee went to the Board for final approval.

The actions taken by the compensation committee include, but are not limited to, the following:

•	reviewed employee benefits and analyzed ways to save costs;

•

discussed, evaluated and approved resolutions related to the Troubled Assets Relief Program (“TARP”), including resolutions affirming that the compensation plans for senior executive officers and employees do not encourage the taking of unnecessary or excessive risks;

•	reviewed and approved directors’ fees for 2011;

•	reviewed and approved certain changes to employee benefits;

•	reviewed the performance of certain employees, including the CEO;

•	approved the promotions of certain employees as recommended by management;

•	awarded stock options to certain non-executive employees in conjunction with promotion; and

•	received certain miscellaneous reports.

In November 2007, the committee adopted and the Board approved a written charter. It is not posted on our web site, but is provided as Annex A to this Proxy Statement.

Corporate Governance Committee

Duties

Our corporate governance committee is responsible for issues relating to asset/liability management, technology and marketing. This committee also has the function of recommending to the Board nominees for election as directors. The current members of the corporate governance committee are Messrs. Ashmore (Chairman), Bateman, Burch, Griffin and Hennett, each of whom is considered to be independent under the NASDAQ Rules, except Mr. Hennett. The committee met twelve times in 2010.

The corporate governance committee adopted a formal charter in 2006. The charter is not available on our website, but a copy was previously provided to our shareholders as an Annex to our Proxy Statement for our 2009 Annual Meeting of Shareholders.

Director Nominations

For directors previously elected by shareholders to serve on the Board and whose terms of service are expiring, the corporate governance committee considers whether to recommend to the Board the nomination of those directors for re-election for another term of service. The committee also considers whether to recommend to the Board the nomination of other persons to serve as directors, including those whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the Board. Our policy is to require a shareholder to submit the name of the person to the secretary of the Company in writing with respect to an election to be held at an annual meeting of the shareholders, not less than 60 days nor more than 90 days prior to the anniversary date of the mailing of the proxy materials and/or notice for the immediately preceding annual meeting of shareholders. However, in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. With respect to an election to be held at a special meeting of shareholders for the election of directors, the required notice must be submitted no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting, including the class and number of shares of the Company which are owned by the shareholder, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and (iv) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Any person recommended for nomination as a director must, according to South Carolina law, own not less than 100 shares of Company stock.

Any director nominations by shareholders should be submitted pursuant to the above-described procedures addressed to Greer Bancshares Incorporated, P.O. Box 1029, Greer, SC 29652, Attention: J. Richard Medlock, Jr., Secretary and Chief Financial Officer.

The corporate governance committee considers a number of factors in determining whether to recommend to the Board the nomination of any person for election as a director. While no single factor is determinative, the following factors are considered by the corporate governance committee in considering any potential nominee:

•	educational background;

•	work experience;

•	character;

•	business acumen;

•	ability to grasp business and financial concepts;

•	knowledge or experience related to banking or financial services;

•	previous service on boards (particularly of public companies);

•	willingness and ability to devote time and energy to the duties of a director;

•	a desire and ability to help enhance shareholder value;

•	past and present community involvement;

•	reputation in the community;

•	whether the nominee has any history of criminal convictions or violations of SEC rules;

•	actual or potential conflicts of interest; and

•	any other factor that the committee considers relevant to a person’s potential service on the Board of Directors.

The Board of Directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

The Company does not have a diversity policy for its directors. However, the corporate governance committee seeks and recommends candidates to serve as directors who have a variety of skills, business acumen, and work experience and who can contribute to the Board’s overall effectiveness.

In determining whether to nominate any person for election by the shareholders, the Board assesses the appropriate size of the Board of Directors, consistent with the Bylaws of the Company, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director recommended by the corporate governance committee. Candidates may come to the attention of the committee or Board through a variety of sources including, but not limited to, current members of the Board, shareholders or other persons. The corporate governance committee and Board of Directors consider properly submitted recommendations by shareholders who are not directors, officers, or employees of the Company on the same basis as candidates recommended by any other person.

The Company does not pay a third party to assist in identifying and evaluating candidates.

Audit Committee

The audit committee, which met four times in 2010, selects the Company’s independent auditors, determines the scope of the annual audit, determines whether the Company has adequate administrative, operational, and internal accounting controls, and determines whether the Company is operating according to established policies and procedures. The members of the audit committee are Messrs. Bateman (Chairman), Ashmore, James, and Smith. The Board has adopted a formal Audit Committee Charter which establishes the audit committee and its responsibility for engaging a qualified CPA firm to audit the Company’s financial statements annually to be presented to the shareholders. The committee’s charter is not available on our web site, but is provided as Annex B to this Proxy Statement.

It is our policy that the committee be comprised of outside directors, who will ensure that the Company’s internal audit function is independent of Company management and the audit is performed competently. Each of the members of our audit committee is considered “independent” under the NASDAQ Rules. The Board of Directors has also determined that Mr. Bateman, based on his qualifications, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Security Holders’ Communications with the Board

Any shareholder desiring to communicate with the Board of Directors, or with specific individual directors, may do so by writing to the Secretary of the Board, Gary Griffin, at Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652. The Board Secretary has been instructed to promptly forward all such communications to the individual to whom the correspondence is addressed.

Compensation of Directors

The following table summarizes the compensation paid to our non-employee directors during 2010. Included are directors’ fees paid or deferred, above-market earnings on deferred compensation, imputed interest relating to life insurance, and premiums paid for long term care insurance. Beyond these, no other compensation was paid to any such director.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark S. Ashmore	6,600	—	262	113	6,975
Steven M. Bateman	6,600	—	—	127	6,727
Walter M. Burch	10,200	—	—	846	11,046
Raj K. S. Dhillon	6,600	—	—	406	7,006
Gary M. Griffin	6,600	—	—	341	6,941
R. Dennis Hennett	6,600	—	250	235	7,085
Harold K. James	6,600	—	400	412	7,412
Paul D. Lister	6,600	—	816	657	8,073
Theron C. Smith, III	6,600	—	74	173	6,847
C. Don Wall	6,600	—	715	778	8,093
David M. Rogers(5)	4,600	—	606	69	5,275

[1]

Represents directors’ fees. The following directors deferred directors’ fees pursuant to the Directors Deferred Compensation Plan: Mr. Ashmore, $5,300; Mr. James, $5,500; Mr. Lister, $2,300; and Dr. Smith, $1,200.

[2]

At December 31, 2010, our non-employee directors held options to purchase the following number of shares: Mr. Ashmore 1,500; Mr. Bateman 0; Mr. Burch 1,500; Mr. Dhillon 0; Mr. Griffin 9,000; Mr. James 9,000; Mr. Lister 1,500; Dr. Smith 9,000; Mr. Wall 9,000 and Mr. Rogers 6,000. No option awards were granted to directors in 2008, 2009 or 2010.

[3]

Represents above-market earnings on the deferred compensation balances of directors’ fees pursuant to our Directors Deferred Compensation Plan. Above-market earnings represent interest earned on the deferred balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under Section 1274(d) of the Internal Revenue Code.

[4]	Reflects imputed income and amounts paid for premiums with respect to Bank-owned life insurance and long-term care coverage.
[5]	Mr. Rogers passed away July 25, 2010.

Employee Directors

Our former President and Chief Executive Officer, Kenneth Harper, served on our Board of Directors. In his capacity as a director, Mr. Harper received certain directors’ fees in 2010 and participated in the Directors Deferred Compensation Plan. This compensation is treated under “Executive Compensation.”

Our current President and Chief Executive Officer, Mr. Hennett, serves on our Board of Directors. In his capacity as a director, Mr. Hennett received certain directors’ fees and other compensation in 2010. This compensation is treated under this section, “—Compensation of Directors.” Certain information concerning compensation arrangements for Mr. Hennett for 2011 in his capacity as an executive officer is presented under “Executive Compensation – Mr. Hennett’s Compensation.”

For more information on Mr. Harper’s resignation and Mr. Hennett’s election, see “Executive Officers – Resignation of Mr. Harper and Election of Mr. Hennett” below.

Base Compensation

During 2010, all directors except the Chairman received $1,300 for the two regular meetings of the Board of Directors held in January and February and $400 per meeting for the remaining ten meetings. The Chairman of the Board of Directors received $1,600 for the two regular meeting held in January and February and $700 per meeting for the other ten meetings held in 2010. Directors are not compensated for committee meetings or special board meetings. Fees are not paid for more than two missed regularly scheduled board meetings in a calendar year.

Directors Deferred Compensation Plan

On October 19, 1995, the Bank established a Deferred Compensation Plan for Directors or the “Directors’ Plan.” The purpose of the Directors’ Plan is to allow members of the Bank’s and Company’s board of directors to defer receipt of some or all of the fees payable for their service as directors. The effective date of the Directors’ Plan was January 1, 1996.

Each year, a director may voluntarily elect to defer some or all of these fees. Once a director elects to make a deferral, the Board will establish an unfunded deferred compensation account (the “Account”) for that participating director. The Account serves only to measure the amounts deferred and any earnings on deferred amounts. It is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Title to and beneficial ownership of the assets in each Account remains at all times with the Company. Any participating director (or beneficiary) is a general unsecured creditor of the Company for payment.

A deferral election remains in effect for succeeding years unless the participating director amends or terminates his election. Payment of the amounts in the Account will be paid in a lump sum or over a period of five, ten, fifteen or twenty years under terms set forth in the Directors’ Plan. The method of payment must be elected at the time each director elects to participate in the Directors’ Plan. A participating director may also apply for and receive, at the Board’s discretion, a lump sum payment from the Account in the event of an unforeseeable emergency.

The Directors’ Plan may be terminated at any time upon a majority vote of our Board. If terminated, we will pay in a lump sum amount the entire balances in each Account to the participating directors on the sixtieth day following the date of termination.

On December 21, 2006, the Bank’s and Company’s board of directors approved two sets of amendments to the Directors’ Plan. The first set of amendments, having an effective date of January 1, 2005, was made so that the Directors’ Plan would comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (including regulations, “Section 409A”).

The second set of amendments, having an effective date of January 1, 2007, created a two-tiered deferred compensation system by categorizing all deferrals as either Tier 1 or Tier 2 deferrals.

Tier 1 deferrals: All fees deferred prior to January 1, 2007 are considered Tier 1 deferrals. For every succeeding year, the first $9,000 of annual fees deferred by a director who has at least three (3) years of service on the Board (including service prior to January 1, 2007) will be considered Tier 1 deferrals. Any director participating in the Directors’ Plan as of December 31, 2006 will be eligible to make Tier 1 deferrals, regardless of length of service. The amounts in the accounts comprised of Tier 1 deferrals have an annual rate of return equal to 80% of our return on average equity for the previous year, provided that such rate of return shall not be less than 5% nor greater than 10% in any year.

Tier 2 deferrals: All fees deferred that do not qualify as Tier 1 deferrals will be considered Tier 2 deferrals. The amounts in the Accounts comprised of Tier 2 deferrals will have an annual rate of return equal to a floating rate equal to the Prime Rate as reported in the Wall Street Journal minus 3 percentage points.

These amendments also changed the Directors’ Plan to provide that after reaching age 65, a director may no longer defer receipt of fees. However, all fees previously deferred will continue to have the rates of return as provided above.

Directors’ Split Dollar Agreements

On August 24, 2000, in order to help finance the interest to be paid on the directors’ deferred compensation, we entered into separate Split Dollar Agreements with certain directors. The purpose of the Split Dollar Agreements was to encourage each director to remain in service to the Company.

Under the Split Dollar Agreements, the Company owns an insurance policy on each director’s life and maintains all ownership rights in such policy, except for those rights specifically granted to the director. All premiums due on the insurance policy are paid by the Company. We agreed to pay each director a portion of the death benefits under his policy. Upon the director’s death, we will be the direct beneficiary of insurance proceeds equal to the greater of (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by the Company, less any outstanding indebtedness owed to the insurer; and (c) the total death proceeds less the “split dollar amount.” The “split dollar amount” means $100,000 increased by 4% on each successive yearly anniversary of each Split Dollar Agreement until the director’s termination of service. Any remaining insurance proceeds pass to the director’s designated beneficiary.

If a director’s service terminates prior to the date he reaches 72, other than following a change in control or on account of disability (as those events are defined in the Split Dollar Agreements), then the director will have no rights in the insurance policy. “Change of control” is defined as the acquisition by one person or entity of an aggregate of 50% or more of our outstanding voting common stock. If a director’s service terminates after he reaches age 72, we must maintain the insurance policy in full force and cannot amend or limit the director’s interest in it. We may, however, replace the insurance policy with a comparable one to cover the benefit provided under the Split Dollar Agreement.

The Company cannot sell, surrender or transfer ownership of an insurance policy while a Split Dollar Agreement is in effect without first giving the director the option to purchase the policy for a period of 60 days from written notice of our intention. In such event, the purchase price will be equal to the greater of the policy’s cash surrender value or the premiums paid (less any outstanding indebtedness owed to the insurer).

Income is imputed to the directors as required under applicable tax laws. The Company pays the directors an amount sufficient to cover any federal or state taxes payable that are attributable to the imputed income.

The Split Dollar Agreements may be terminated only by a written agreement signed by the director and the Company. However, termination will automatically occur upon a director’s termination of service prior to reaching the age of 72, other than following a change of control or a period of disability.

The following individuals are included in the plan:

	Initial Split Dollar Death Benefit	Projected Post Retirement Death Benefit
Walter M. Burch	$100,000	$173,168
Gary Griffin	100,000	277,247
Harold K. James	100,000	246,472
Paul D. Lister	100,000	194,790
C. Don Wall	100,000	180,094

David Rogers passed away on July 25, 2010. Following his death, his spouse received a death benefit of $148,303 pursuant to his Split Dollar Agreement.

Stock Appreciation Rights Agreement of Mr. Hennett

On July 13, 2004, we entered into a Stock Appreciation Rights Agreement with R. Dennis Hennett, which we refer to as the “SAR.” Under the SAR, Mr. Hennett was granted certain rights to participate in the increase of the book value of our common stock. The SAR had an effective date of January 1, 2004.

The SAR provided that we establish a Stock Appreciation Rights Account (the “Account) on our books. The Account was not funded by the Company, and was used only as a measuring tool to determine the benefits to which Mr. Hennett was entitled. Neither the SAR nor the Account involved the purchase, sale or issuance of any stock or any rights with respect to stock and was treated as a liability plan. The purpose of the plan was to provide additional retirement benefits to Mr. Hennett.

Upon Mr. Hennett’s retirement on January 31, 2008, the benefit payable to Mr. Hennett was the value of the Account determined as of that date, or $224,563. This benefit is payable in 180 equal consecutive monthly installments of $2,006.73, including interest at an annual rate of 7%, compounded monthly. The payments commenced on February 1, 2008.

EXECUTIVE OFFICERS

The following persons are our executive officers:

Name	Age	Title	Officer Since
R. Dennis Hennett	68	President & CEO of Greer Bancshares and the Bank	1988-2008; 2011
J. Richard Medlock, Jr.	54	EVP, Chief Financial Officer and Secretary of Greer Bancshares and the Bank	1988
Victor K. Grout	54	EVP, Chief Credit Officer and Commercial Banking Manager of the Bank	2005

Resignation of Mr. Harper and Election of Mr. Hennett

Effective March 24, 2011, Kenneth M. Harper resigned his positions as President and Chief Executive Officer of each of the Company and the Bank. He also resigned as a director of the Company.

In connection with his resignation, Mr. Harper, the Company and the Bank entered into an Agreement, the terms of which have been previously disclosed. Pursuant to the Agreement, among other things, Mr. Harper waived any severance payments, and the Bank waived certain noncompete restrictions contained in his employment agreement with the Bank dated September 8, 2004.

The Boards of the Company and the Bank elected R. Dennis Hennett to succeed Mr. Harper as President and Chief Executive Officer of the Company and the Bank, respectively. Mr. Hennett’s election was subject to approval by the FDIC and the Federal Reserve Bank of Richmond (the “Federal Reserve”). As of April 8, 2011, the FDIC informed the Bank that it had waived the thirty-day regulatory waiting period so that Mr. Hennett could immediately begin serving as the Bank’s President and Chief Executive Officer. Likewise, on April 11, 2011, the Federal Reserve granted a similar waiver. In both cases, Mr. Hennett’s election is still subject to final formal approval of the FDIC and the Federal Reserve.

Business Experience of Executive Officers

Set forth below is biographical information of the executive officers who do not also serve on the Board of Directors.

Mr. Medlock is an Executive Vice President, Chief Financial Officer and Secretary of the Bank and Greer Bancshares. He has been with the Bank since 1988. From 1992 through December 2004, he served as Senior Vice President and Chief Financial Officer of the Bank and the Company. He was named an Executive Vice President in January 2005.

Mr. Grout is an Executive Vice President, Chief Credit Officer and Commercial Banking Manager of the Bank. He was hired by the Bank in 2005, and was Senior Vice President and Commercial Banking Manager until being named an Executive Vice President in January 2007. From 2002 until joining Greer State Bank, he served as area commercial executive at National Bank of South Carolina and as a senior commercial lender at Branch Bank  & Trust.

EXECUTIVE COMPENSATION

Introduction

Throughout this proxy statement, the individual who served as our Chief Executive Officer during fiscal 2010, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Impact on Executive Compensation of TARP-related Restrictions

On January 30, 2009, the Company entered into agreements with the United States Department of the Treasury (the “Treasury”), whereby the Treasury purchased certain preferred securities of the Company as a part of its capital purchase program (the “Capital Purchase Program” or “CPP”) established by the Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”). Specifically, the Company issued and sold to the Treasury 9,993 shares of a new series of preferred stock, and a warrant to purchase 500 shares of another new series of preferred stock, each having a liquidation preference of $1,000 per share, all for an aggregate purchase price of $9,993,000 in cash.

As a result of our participation in the CPP, we became subject to certain executive compensation requirements under EESA, Treasury regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply particularly to those persons the Treasury defines as our Senior Executive Officers (“SEOs”). Our SEOs include the three executive officers of the Company named in the Summary Compensation Table below, and the next two most highly compensated employees of the Company. In other cases, these compensation restrictions apply to our next twenty most highly compensated employees as well.

On February 17, 2009, President Obama signed into law the American Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP, including the Company. ARRA amends and restates the executive compensation and corporate governance provisions of EESA. On June 15, 2009, Treasury published regulations implementing various provisions of EESA (as amended by ARRA). In this Proxy Statement we refer to EESA to mean EESA as amended by ARRA and as implemented by the Treasury regulations.

We believe we have fully complied with the requirements of EESA. These include:

•

Prohibition on Certain Types of Compensation. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. It also prohibits us from implementing any compensation plan that would encourage manipulation of reported earnings in order to enhance the compensation of any of its employees.

•

Risk Review. EESA requires the compensation committee to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the committee of the risks posed by the plans, and ways to limit such risks. The compensation committee has performed this review, and determined that the plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the Company, and that the plans do not encourage manipulation of the reported earnings in order to enhance the compensation of any of our employees.

•

Bonus Prohibition. EESA prohibits the payment of any “bonus, retention award, or incentive compensation” to our most highly-compensated employee, who was Mr. Harper. Upon Mr. Harper’s departure, our mostly highly compensated employee is Mr. Grout. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock,” discussed below.

•

Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. EESA permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. EESA requires such stock to have a minimum 2-year vesting requirement and to not “fully vest” until we have repaid all CPP-related obligations. The compensation/human resources committee has not yet chosen to utilize this exception to the bonus prohibition.

•

Golden Parachutes. EESA prohibits any severance payment to a SEO or any of the next five most highly-compensated employees upon termination of employment for any reason. EESA provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

•

Clawback. EESA requires us to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. This requirement applies to the five SEOs and the next 20 most highly compensated employees.

•

Shareholder “Say-on-Pay” Vote Required. EESA requires us to include a non-binding shareholder vote to approve the compensation of executives as disclosed in this Proxy Statement. We have included such a say-on-pay proposal as Proposal 2 in this Proxy Statement.

•

Policy on Luxury Expenditures. EESA required us to implement a Company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•

Reporting and Certification. EESA requires our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in EESA in our Form 10-K report. EESA also requires certain disclosures and certifications by the compensation committee to be made to the Federal Reserve, the primary regulator of Greer Bancshares.

Each of Messrs. Harper, Medlock and Grout has entered into agreements to amend any and all of their compensation arrangements with the Company and the Bank so as to avoid any violation of the EESA requirements. In effect, such executives have waived the payment of any benefits which would violate EESA prohibitions.

Compensation Restrictions Relating to the Consent Order

As a result of the Consent Order discussed under “Consent Order” below, the Bank is subject to the prohibitions and restrictions on golden parachute and indemnification payments contained in 12 U.S.C. 1828(k) and 12 C.F.R. § 359 of the FDIC Rules and Regulations. Generally, these restrictions apply to any payment to an employee of the Bank related to a termination of employment. There are permitted exceptions, and permission from the FDIC to make a particular payment may also be requested. Accordingly, even if a severance or other payment were permitted under EESA, such payment may be precluded under FDIC regulations.

Risk Considerations in Our Compensation Program

As a result of the Company’s participation in TARP, our compensation committee was required to perform a risk review of senior executive officer incentive compensation arrangements, as well as compensation arrangements for all employees. The committee concluded that it does not believe that the Company’s compensation policies and practices encourage excessive or inappropriate risk taking and instead encourage sustainable long term value creation. In reaching this conclusion, the committee considered the various elements of the compensation programs. For instance, the Company does not use highly leveraged, short-term incentives that drive high risk investments at the expense of long term company value. Rather, the Company’s compensation plans emphasize a holistic approach, focusing on employee performance in a broad spectrum of categories.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2010 and 2009. Our “named executive officers” include our Chief Executive Officer who served during 2010, and our two most highly compensated executives (other than our Chief Executive Officer) during 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)

Kenneth M. Harper, President & CEO	2010	$231,600	(1)	—	—	274	$34,463	(2)	$266,337
	2009	208,200	(1)	—	—	—	37,267	(2)	245,467

Victor K. Grout, EVP (Bank)	2010	155,000		—	—	—	6,200	(4)	161,200
	2009	145,000		—	—	—	11,140	(4)	156,140

J. Richard Medlock, Jr., EVP & CFO	2010	135,000		—	—	—	12,647	(5)	147,647
	2009	131,500		—	—	—	12,586	(5)	144,086

[1]

Includes directors’ fees of $6,600 paid in 2010 and $13,200 paid in 2009 to Mr. Harper. All of Mr. Harper’s directors’ fees of $6,600 in 2010 and $13,200 in 2009 were deferred under the Directors Deferred Compensation Plan.

[2]

Includes accrual under Mr. Harper’s Salary Continuation Plan, a car allowance, 401(k) plan employer match, country club dues and cell phone payments of $12,609, $12,000, $9,200, $0, and $654 for Mr. Harper in 2010 and $11,250, $12,000, $8,136, $5,340 and $541 in 2009, respectively.

[3]

Represents above market earnings on the deferred compensation balances of directors’ fees pursuant to our Directors Deferred Compensation Plan. Above-market earnings represent interest earned on the deferred balance exceeding 120% of the applicable federal long-term rate, with annual compounding, as prescribed under Section 1274(d) of the Internal Revenue Code.

[4]	Represents 401(k) plan employer match of $6,200 in 2010, and country club dues of $5,340 and 401(k) plan employer match of $5,800 for Mr. Grout in 2009.
[5]	Includes 401(k) employer match of $5,400 in 2010, and country club dues of $860 and 401(k) plan employer match of $5,260 for Mr. Medlock in 2009.

None of the named executive officers were granted stock options in 2010 or 2009.

Mr. Harper’s employment with the Bank was subject to an employment agreement. This agreement provided generally for the employment by the Bank of Mr. Harper, as well as certain benefits. The agreement is discussed in more detail below under “Employment Agreement of Kenneth M. Harper.” We have no other employment agreements with our executive officers.

Stock Options

The following table presents information regarding stock options previously granted to our named executive officers and outstanding at December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date

Kenneth M. Harper	50,000	—		15.50	09/23/2014
	1,000	—		27.50	11/17/2015

Victor K. Grout	5,000	0		25.00	07/11/2015
	5,400	3,600	(2)	21.75	04/04/2017
	700	1,050	(3)	14.50	01/24/2018
	2,000	3,000	(4)	11.75	06/26/2018

J. Richard Medlock, Jr.	2,050	—		18.67	10/01/2013
	5,000	—		15.50	09/23/2014
	3,700	—		27.50	11/17/2015
	1,500	1,000	(5)	21.75	04/04/2017
	700	1,050	(3)	14.50	01/24/2018
	2,000	3,000	(4)	11.75	06/26/18

[1]	Exercise prices presented have been adjusted as applicable to reflect stock splits occurring subsequent to the date of grant.

[2]	Right to acquire shares under stock option vests 1,800 shares per year for the remaining two years from April 4, 2011.
[3]	Right to acquire shares under stock option vests 350 shares per year for three years from January 24, 2011.
[4]	Right to acquire shares under stock option vests 1,000 shares per year for three years from June 26, 2011.
[5]	Right to acquire shares under stock option vests 500 shares per year for the remaining two years from April 4, 2011.

2005 Equity Incentive Plan

On September 23, 2004, our Board of Directors approved the Greer State Bank 2005 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan.” The terms of the Equity Incentive Plan were presented to and approved by our shareholders at our annual meeting of shareholders in April 2005. It was established to help recruit and retain officers, directors, and employees by allowing them to benefit from increases in the value of our common stock. The Board has the authority to determine which persons are eligible under the Equity Incentive Plan to receive stock awards, as well as the number and type of such awards. Options granted may be subject to such terms, conditions, or vesting periods as the Board deems appropriate. The Board has delegated this authority to its compensation/human resources committee, which acts as plan administrator.

The common stock that may be issued pursuant to stock awards under the Equity Incentive Plan was initially limited to 250,000 (subject to adjustment due to certain recapitalizations, dissolution, liquidation, or other corporate events), but that number is subject to an automatic annual increase. Beginning with our 2006 annual meeting of stockholders and continuing for the next eight annual meetings, the number of shares available for issuance will be automatically increased by a number of shares equal to the least of (a) 2% of the diluted shares outstanding, (b) 20,000 shares of common stock, and (c) such lesser number of shares as determined by the Board. “Diluted shares outstanding” means the sum of (i) the number of shares of our common stock outstanding on the date of the particular annual meeting, (ii) the number of shares issuable on such date assuming the conversion of all outstanding preferred stock and convertible notes, and (iii) the additional number of dilutive common stock equivalent shares outstanding as the result of any options or warrants outstanding during the fiscal year, calculated using the treasury stock method.

Incentive stock options may be granted only to employees, while option awards other than incentive stock options (i.e., nonstatutory options) may be made to employees, directors, and certain consultants. Any 10% stockholder cannot receive an incentive stock option unless its exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of the grant, and unless the option is limited to an exercise date of five years after the date of grant. No employee can receive options covering more than 100,000 shares of common stock during any calendar year. Moreover, consultants are not eligible to receive a grant unless the Bank has complied with certain provisions of applicable securities laws.

Generally, incentive stock options may not be exercised more than ten years after the date of grant. The exercise price for a stock option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the grant (unless the option was assumed or being substituted for another previously granted option). Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of the grant. Further, to the extent that the aggregate fair market value (determined at the time of grant) of common stock with respect to which incentive stock options are exercisable for the first time by any option holder during any calendar year exceeds $100,000, the options (or portions thereof) which exceed such limit will be treated as nonstatutory stock options.

If the employment of an option holder terminates other than because of death or disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of three months after termination or expiration of the option. If an option holder’s employment terminates because of disability, he or she may exercise any outstanding option (to the extent entitled to exercise the option as of the date of termination) only until the earlier of twelve months after termination or expiration of the option. If an option holder’s employment terminates because of death or if the holder dies while holding a right to exercise an option, his or her estate may exercise the outstanding option (to the extent entitled to exercise the option as of the date of death) only until the earlier of eighteen months after the date of death or expiration of the option. In each case, if the option holder or the option holder’s estate does not exercise the option within the applicable period, the option will terminate.

The Board may suspend or terminate the Equity Incentive Plan at any time. Unless sooner terminated, the Equity Incentive Plan will terminate on September 22, 2014.

Retirement Plans

Salary Continuation Agreements

Since 1997, we have entered into a number of Salary Continuation Agreements with executives. The purpose of the agreements is to provide retirement benefits in addition to participation in our 401(k) plan and to encourage the employees to remain with us, as the executives are members of management who contribute materially to our continued growth, development and future business success. Among the named executives with whom we have entered into Salary Continuation Agreements are Kenneth M. Harper and J. Richard Medlock, Jr. Executive officers participating in this plan will receive monthly benefits for 180 consecutive calendar months. The benefit begins the first month following the executive’s termination of employment after his “normal retirement date.” “Normal retirement date” is defined as being the date upon which the executive attains 65 years of age. Payments due under the Plan are substantially offset by income from whole life policies owned by the Company.

Mr. Medlock’s Salary Continuation Plan

If Mr. Medlock’s employment terminates on or after he reaches age 65, for any reason other than death, then he will be entitled to $20,000 annually, paid in equal monthly installments following such termination, for a period of 15 years. These benefits are considered Mr. Medlock’s normal retirement benefits.

If Mr. Medlock’s employment terminates before he reaches age 65, for reasons other than death, disability, termination for cause, or following a change in control (as defined above), we will pay an early retirement benefit. The benefit would be calculated as the amount set forth in a vesting schedule for the plan year (defined as the twelve-month period beginning on November 1 and ending October 31), where he becomes 10% vested in the total benefit for each plan year until he becomes 100% vested. We will pay the calculated benefit in 180 equal consecutive monthly installments, beginning on the first day of the month after he reaches age 65.

If Mr. Medlock’s employment terminates because of disability before he reaches age 65, we will pay the amount set forth in the vesting schedule for the plan year during which termination occurs. We will pay the benefit in 180 equal consecutive monthly installments, beginning on the first day of the month following termination.

If Mr. Medlock’s employment terminates within two years following a change in control, we will pay the benefit determined by vesting him in 100% of the normal retirement benefit described above. We will pay the benefit in a lump sum present value payment based on the discount rate then in effect within 60 days following termination.

As previously discussed above, the payouts under the salary continuation plan’s change in control provisions may be prohibited by EESA. The ARRA broadened the definition of “golden parachute,” and the change in control payments under Mr. Medlock’s salary continuation plan may be affected. Mr. Medlock has entered into an agreement with the Company in which he has agreed to waive any payment which would violate EESA executive compensation restrictions.

Death Benefits of Mr. Medlock

If Mr. Medlock dies while employed with the Bank, but before he has exercised any of the lifetime benefits set forth above, then we will pay a benefit calculated based on either the accrual balance (for the first ten years of service) or the normal retirement benefit (after completion of ten years of service). “Accrual balance” is a defined term in his Salary Continuation Agreement. We will pay the benefit in 180 equal consecutive monthly installments, beginning 30 days after the date of death.

If Mr. Medlock dies after he has begun receiving the lifetime benefit payments described above (but before he has received all such payments), then we will pay the remaining benefits to his beneficiary at the same time and in the same amounts that the benefit would have been paid to him had he survived.

If Mr. Medlock dies after termination of his employment, but prior to commencement of benefit payments, then we will pay the same benefit payments to his beneficiary to which he would have been entitled, except that the payments will commence within 30 days after the date of death.

Other Provisions

If we terminate employment for gross negligence or gross neglect of duties prior to a change of control; conviction of a felony; or fraud, disloyalty, or willful violation of any law or material Company policy, then no payments or benefits under Mr. Medlock’s Salary Continuation Agreement will be due. No payments or benefits will be due if the employee makes any material misstatement of fact on any application for life insurance we purchase in connection with the Salary Continuation Agreements.

Mr. Medlock’s agreement contains covenants providing that he will not compete with us while employed or while he is receiving any benefit under their Salary Continuation Agreements. If he violates the covenant, all benefits are forfeited.

If Mr. Medlock’s Salary Continuation Agreement is terminated prior to a change in control, then we will pay his early retirement benefit described above in a lump sum within 60 days following termination. If his Salary Continuation Agreement is terminated after a change in control, then we will pay the change in control benefits described above within 60 days following termination. As previously discussed above, the payment of these benefits may be prohibited by EESA.

Mr. Medlock’s Salary Continuation Agreement is an unfunded arrangement, and Mr. Medlock and any beneficiaries are general unsecured creditors of the Company for payment of benefits.

Mr. Harper’s Salary Continuation Plan

Like Mr. Medlock, Mr. Harper had a Salary Continuation Plan with the Bank, on substantially identical terms as Mr. Medlock’s. His payment upon termination of employment on or after reaching age 65, for any reason other than death, was $50,000 annually, paid in equal monthly installments following such termination, for a period of fifteen years. Because of Mr. Harper’s resignation, he will receive a lesser amount pursuant to his vesting schedule. Based on his vesting schedule and years of employment, Mr. Harper will receive a payment of $11,188 annually, payable in monthly installments, beginning on the first day of the month after he reaches age 65.

401(k) Plan

The Bank also maintains a defined contribution 401(k) plan for eligible employees of the Company. The 401(k) plan was adopted in 1992. Employees are eligible to participate in the plan upon attaining age 21 and completing 90 days of service. Eligible employees may contribute up to fifteen percent of their pay into the plan on a pre-tax basis. Highly compensated employees, including the named executive officers, are limited to contributing no more than six percent of their pay up to statutory limits, but subject to future cost of living increases. In 2010, the Bank matched the employee’s contributions on a dollar for dollar basis for the first three percent of pay the employee contributes, and fifty cents on the dollar for the next two percent of pay the employee contributes. As a cost containment measure, the Board decided that there will be no match in 2011. A six year vesting schedule applies to matching contributions. However, the Board decides each year whether to apply the “safe harbor” provision, through which immediate vesting occurs. Employees who are age 50 or older by the last day of the year may contribute an additional $5,000 (subject to future cost of living increases) to the plan if they first contribute the maximum allowed. All contributions to the plan must pass various discrimination tests.

Non-qualified Deferred Compensation

As described above under “Compensation of Directors—Directors Deferred Compensation Plan,” our directors may participate in our Directors Deferred Compensation Plan established in 1995. As a director, Mr. Harper may participate in the plan. Under the plan, participants may defer the payment of Board fees and earn interest at a rate equal to the Company’s return on average equity (with a minimum interest rate of five percent and a maximum of ten percent for Tier I deferrals, and the prime interest rate minus three percent for Tier II deferrals.) Except for certain extraordinary events, payments of the deferred amounts and earnings will be made upon a participant reaching age 65. Accordingly, the purpose of providing the deferred compensation benefit to certain of our executive officers is to retain the continued service of these officers, and grant them a tax effective retirement benefit.

Mr. Harper participated in our Directors Deferred Compensation Plan. Pursuant to the plan and Mr. Harper’s elections, he was to receive annual payments of benefits beginning within sixty days of his resignation. However, because he is considered a “specified employee” under Section 416 of the Internal Revenue Code of 1986, as amended (the “Code”), under the plan his payments may not begin until after six months in order for the Bank to comply with Section 409A of the Code. The payment by the Bank of such payments is also subject to potential FDIC regulatory restrictions. See “- Compensation Restrictions Relating to the Consent Order.”

Perquisites and Other Personal Benefits

Perquisites. We provide our executives with certain perquisites that the human resources/compensation committee believes are reasonably consistent with our overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. Many, if not all, of these benefits, such as automobile expenses, are related to the performance by the named executive officer of his duties. Our compensation committee periodically reviews the level of perquisites provided to the named executive officers. These perquisites are described in the footnotes to the “Summary Compensation Table.”

Other Personal Benefits. The Bank provides a death benefit of $35,000 on life insurance to Mr. Grout.

Employment Agreement of Kenneth M. Harper

On September 8, 2004, the Bank entered into an agreement, effective July 7, 2004, with Kenneth M. Harper to establish the terms of his employment as the Company’s President. We refer to this agreement as the “Harper Employment Agreement.” The Harper Employment Agreement was subsequently amended on February 22, 2007 and December 30, 2008. As previously noted, it was also amended in January 2008 by Mr. Harper’s amendment whereby he waived any compensation which would violate EESA. The Harper Employment Agreement was also effectively amended by the Agreement dated March 24, 2011, relating to Mr. Harper’s resignation. Pursuant to the Harper Employment Agreement, in exchange for Mr. Harper’s services and best efforts on our behalf, the Bank agreed to provide him the following compensation and fringe benefits:

•	one-time signing bonus of 200 shares of our common stock;

•	base salary, payable in monthly installments or more frequently as we could determine, which amount could be increased from time to time by written agreement;

•	the Board, in its discretion, could provide Mr. Harper with incentive compensation;

•	participation in our group term life insurance program, the health insurance program, the disability insurance program, the qualified retirement plan, and the long-term care plan;

•	payment of dues at Thornblade Country Club, which benefit was curtailed by a commensurate increase in salary;

•	automobile allowance;

•	cell phone allowance;

•	annual dues for one local civic club mutually agreed upon by the parties;

•	one annual physical examination;

•	twenty days of paid vacation; and

•	up to ninety days of paid sick leave.

Information on the specific amounts of compensation paid to Mr. Harper during 2010 and 2009 is available in the “Summary Compensation Table.”

We also agreed to provide Mr. Harper with an option to purchase 50,000 shares of its common stock pursuant to the terms of an applicable incentive stock option plan. The Bank further agreed to enter into a salary continuation agreement.

Mr. Harper’s employment could be terminated either by him or by the Bank, for any reason or for no reason, upon 180 days’ prior written notice to the other party. Moreover, we had the right to immediately terminate Mr. Harper’s employment for cause.

If within two years of a change in control, Mr. Harper voluntarily terminated his employment or was terminated without cause, he would fully vest in his salary continuation plan. In such event, Mr. Harper also would be entitled to receive either a cash payment of 2.99 times his Form W-2 compensation from the prior year or full vesting of his incentive stock options.

Certain payouts under the employment agreement are prohibited by EESA so long as our preferred stock is still outstanding and held by the Treasury. As previously noted, Mr. Harper entered into an agreement with the Company in which he has waived any payment which would violate EESA executive compensation restrictions. Also, in his resignation Agreement, Mr. Harper waived any severance payments. Accordingly, upon Mr. Harper’s resignation, no severance payments were paid by the Bank.

Mr. Harper also agreed to limited non-solicitation and non-competition covenants, effective for one year after his termination of employment. Finally, Mr. Harper agreed not to disclose certain confidential information of the Company, whether during or after his employment. Pursuant to his resignation Agreement, the Bank waived the noncompetition provisions.

Employment of R. Dennis Hennett

Mr. Hennett’s employment arrangement with the Bank and the Company is at will; he has no employment contract. The Bank’s board set his salary at $225,000 per year. He receives no other compensation as an employee or officer of the Bank or the Company. He does serve as a director of the Company and the Bank and is compensated as such. He also receives retirement related benefits, all of which are described under “Corporate Governance – Compensation of Directors.”

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 2 on the Proxy

RESOLVED, that the holders of common stock of Greer Bancshares Incorporated approve the compensation of the Company’s executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion.

In Proposal 2 to the Proxy, the Board of Directors seeks your endorsement of the compensation of the top executive officers of the Company which is described in this Proxy Statement. This proposal, commonly known as “say-on-pay,” gives you as a shareholder the opportunity to express your judgment of the compensation of our named executive officers by voting to approve or not to approve such compensation.

We are providing this proposal as required pursuant to the EESA. The EESA requires, among other things, all participants in TARP to permit a non-binding shareholder vote to approve the compensation of the Company’s top executives. In response, we are asking you to approve the compensation of the Company’s named executive officers as described under “Executive Compensation.” Your vote is advisory and will not be binding upon our Board. However, our compensation/human resources committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board believes that compensation of the named executive officers has been competitive, and reasonable. Moreover, the compensation paid to such officers has been less than our peer banks in our market area.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 AND IN FAVOR OF APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE SUMMARY COMPENSATION TABLE AND THE OTHER EXECUTIVE COMPENSATION TABLES AND RELATED DISCUSSION DISCLOSED IN THIS PROXY STATEMENT.

Provided a quorum is established, Proposal 2 will be approved if the number of shares voted in favor exceeds the number of shares voted against.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 27, 2011 information with respect to the common stock owned beneficially by each of the directors and nominees individually, by the named executive officers, by all directors and executive officers of the Company as a group, and by each person known to us to hold at least 5% of the Company’s common stock. The address of each person or group is 1111 West Poinsett Street, Greer, South Carolina 29650, unless otherwise specified.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class (3)
Mark S. Ashmore	6,667		*
Steven M. Bateman	3,100	(4)	*
Walter M. Burch	57,639		2.3%
Raj K. S. Dhillon	4,000		*
Gary M. Griffin	46,389	(5)	1.9%
Victor K. Grout	26,559		*
R. Dennis Hennett	5,177		*
Harold K. James	47,998	(6)	2.0%
Paul D. Lister	125,237	(7)	5.0%
J. Richard Medlock, Jr.	24,766		*
Theron C. Smith, III	10,620	(8)	*
C. Don Wall	142,382	(9)	5.7%
All Directors/Executive Officers as a Group (12 persons)	500,534		19.6%

*	Less than 1%.
[1]

Under the rules of the Securities Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose of or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our stock beneficially owned, and to our knowledge no such shares are pledged as security.

[2]

Amounts disclosed include shares that may be acquired within the next 60 days by exercising vested stock options, as follows: Mr. Ashmore – 1,500; Mr. Burch – 1,500; Mr. Griffin – 9,000; Mr. James – 9,000; Mr. Lister – 1,500; Dr. Smith – 9,000; Mr. Wall – 9,000; Mr. Grout – 13,100; and Mr. Medlock – 14,950.

[3]

The calculation is based on 2,486,692 shares of common stock, which is the actual number of shares outstanding as of April 27, 2011. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, percentages of total outstanding shares have been computed on the assumption that shares of common stock that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

[4]	Includes 1,650 shares held by Mr. Bateman’s spouse and 300 shares each held by his two sons.
[5]	Includes 3,021 shares owned by Mr. Griffin’s spouse, 11,894 shares owned by Mr. Griffin’s children and 7,990 shares owned by a trust for which he is custodian.
[6]	Includes 23,380 shares owned by a company in which Mr. James has an ownership interest and 283 shares owned by Mr. James’ spouse.
[7]	Includes 26,440 shares owned by Mr. Lister’s spouse.
[8]	Includes 385 shares owned by Dr. Smith’s son.
[9]	Includes 57,640 shares owned by Mr. Wall’s spouse and 59,866 shares owned by companies of which Mr. Wall is majority owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Related Parties

General

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with officers, directors, shareholders, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Such loans have not involved more than normal risks of collectability, nor have they presented any other unfavorable features.

Some of the Company’s directors and officers are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Legal Proceedings

There are no legal proceedings to which any of the Company’s directors or executive officers, or any of their affiliates, is a party that is adverse to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all executive officers and directors have made timely filings of Statements of Beneficial Ownership on Form 3, Form 4 and Form 5 during 2010, except the transaction listed below, for which a Form 4 was not filed within the required two days of the transaction:

(i)	Mr. Grout reported on March 19, 2010 the purchase of 500 shares on May 8, 2008.

CONSENT ORDER

Effective March 1, 2011, the Bank, the wholly-owned subsidiary of Greer Bancshares, entered into a Stipulation to the Issuance of a Consent Order (the “Stipulation”) agreeing to the issuance of a Consent Order (the “Consent Order”) with the FDIC and the Commissioner of Banking on behalf of the South Carolina Board of Financial Institutions (the “Commissioner”). The Consent Order replaces the previously disclosed Memorandum of Understanding effective September 8, 2010 with the FDIC and the Commissioner.

The Consent Order is based on findings of the FDIC and the Commissioner during their joint examination in August 2010 (the “Examination”). Since the completion of the Examination, the board of directors of the Bank has aggressively taken an active role in working to address the findings contained in the Examination and to improve the condition of the Bank. The board of directors of the Bank and management proactively took steps to comply with the requirements of the Consent Order prior to its effectiveness, including the formation of a special Compliance Committee of nonemployee directors to assist the Board in overseeing compliance efforts. The initiatives put in place by the board of directors of the Bank and management are expected to achieve compliance with the majority of the requirements contained in the Consent Order.

The Consent Order requires the Bank to undertake a number of actions:

•	The Board must enhance its supervision of the Bank’s activities, and oversee the efforts of the Bank’s management in complying with the Consent Order.

•	The Bank must develop and approve a written analysis and independent assessment of the Bank’s management and staffing needs in order to assure that the Bank has and will retain qualified management.

•

The Bank must notify the FDIC and the Commissioner (collectively, the “Regulators”) of the resignation or termination of any of the Bank’s directors or senior executive officers and notify the Regulators and receive their approval prior to appointing any new such officer.

•	Within 150 days, the Bank must achieve and maintain Tier 1 capital at least equal to 8% of total assets and Total Risk-Based capital at least equal to 10% of total risk-weighted assets.

•

The Bank must submit to the Regulators a written capital plan detailing the steps it will take to achieve the capital requirements. Such capital plan must include a contingency plan to sell or merge the Bank in the event it fails to meet the capital requirements.

•	The Bank must adopt and implement a written plan addressing liquidity, contingency funding and asset liability management.

•	The Bank must charge off certain classified assets identified in the Examination.

•

The Bank must formulate a written plan to reduce the Bank’s risk exposure in relationships with certain classified assets in excess of $500,000. Such plan must progressively effect the reduction of such classified assets over 180, 360, 540 and 720 days.

•	The Bank must generally refrain from extending additional credit to troubled borrowers.

•	The Bank must prepare a written strategic plan.

•	The Bank must revise and fully implement its written lending and collection policies.

•	The Bank must perform a risk segmentation analysis, and the Board must develop a plan to reduce any segment of the loan portfolio which the Regulators deem to be an undue concentration of credit.

•	The Board must review the adequacy of the Banks’ allowance for loan losses and establish a comprehensive policy for determining its adequacy.

•	The Bank must formulate and implement a written plan to improve and sustain Bank earnings, and annually revise such plan.

•	The Bank must develop and implement a written policy for managing interest rate risk, in compliance with regulatory requirements.

•	The Bank must correct all violations of regulations described in the Examination.

•

While the Consent Order is in effect, the Bank may not declare or pay dividends or bonuses without the prior written approval of the Regulators, nor make any distributions of interest, principal or other sums on subordinated debentures.

•

While the Order is in effect, the Bank generally may not accept, renew or roll over any brokered deposits. The Bank must submit to the Regulators a written plan for eliminating its reliance on brokered deposits.

•	While the Order is in effect, the Bank must limit asset growth to no more than 5% per calendar year.

•	The Bank must provide quarterly progress reports to the Regulators.

The plans, policies and procedures which the Bank is required to prepare under the Consent Order are generally subject to approval by the Regulators before implementation.

The Consent Order will remain in effect until modified or terminated by the FDIC and the Commissioner. The board of directors of the Bank and management are striving to cause the Bank to comply with the Consent Order. However, meeting some requirements may be difficult, and there can be no assurance that the Bank will be able to comply fully with all of the Consent Order’s provisions. Failure to meet these requirements could result in additional regulatory action, which could lead to the Bank being taken into receivership by the FDIC.

A copy of the Stipulation and the Consent Order are attached collectively as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on March 7, 2011. The brief description of the material terms of the Stipulation and the Consent Order set forth above does not purport to be complete and is qualified by reference to the full text of the Stipulation and the Consent Order.

AUDIT INFORMATION

Auditing and Related Fees

The audit committee of the Board engages the registered independent public accounting firm and approves the amount to be paid for audit services, audit-related services, tax services and all other services. The Board approves an annual budget for professional audit fees that includes all fees paid to the registered independent public accounting firm. Dixon Hughes PLLC was auditor of the Company’s financial statements for the years ended December 31, 2010 and 2009. Effective April 1, 2011, Dixon Hughes PLLC and Goodman & Company LLP merged their firms and affiliated entities to become Dixon Hughes Goodman LLP.

The following table shows the fees paid or accrued for the audit and other services provided by Dixon Hughes, PLLC for the fiscal years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010	Year Ended December 31, 2009
Audit Fees	$129,500	$118,810
Audit Related Fees	—	650
Tax Fees	10,500	10,200
All Other Fees	—	—

Total	$140,000	$129,660

Audit Fees

This category includes aggregate fees billed and to be billed for professional services rendered by Dixon Hughes PLLC for the audit of the annual consolidated financial statements for the years ended December 31, 2010 and 2009 and for the limited reviews of the quarterly condensed consolidated financial statements included in the periodic reports filed with the SEC during 2010 and 2009.

Audit Related Fees

This category includes aggregate fees billed for audit related services. These services were primarily related to routine accounting consultations rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2010 and 2009.

Tax Fees

This category includes the aggregate fees billed and to be billed for tax services rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2010 and 2009. These services consisted primarily of tax compliance.

All Other Fees

This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above. No such services were rendered by Dixon Hughes PLLC during the fiscal years ended December 31, 2010 and 2009.

Pre-approved Services

The Company’s Audit Committee Charter stipulates that the audit committee will pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The audit committee may delegate its authority to pre-approve non-audit services to one or more designated audit committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full audit committee at the next subsequent meeting. In 2010, all audit related services, tax services and other services were pre-approved by the audit committee.

Auditor Independence

The audit committee of the Board believes that the non-audit services provided by Dixon Hughes PLLC are compatible with maintaining the auditor’s independence. None of the time devoted by Dixon Hughes PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2010 is attributable to work performed by persons other than Dixon Hughes PLLC employees.

Attendance of 2010 Auditors at Annual Meeting

A representative of Dixon Hughes Goodman LLP will be present at the Annual Meeting and will have the opportunity to make a statement. Such representative will be available to respond to appropriate questions that shareholders may have.

Report of the Audit Committee of the Board of Directors

The audit committee of the Board of Directors is responsible for providing independent oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed the audited consolidated financial statements for the year ended December 31, 2010 and has discussed the audited consolidated financial statements with management. The audit committee has discussed with the Company’s independent registered public accounting firm, Dixon Hughes Goodman LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended). The audit committee has received written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Dixon Hughes Goodman LLP the auditor’s independence. Based on the above, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee:

Steven M. Bateman, Chairman; Mark S. Ashmore; Theron C. Smith, III and Harold K. James.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3 on the Proxy

The audit committee has selected Dixon Hughes Goodman LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The audit committee is not required to seek shareholder ratification of its selection of accountants, but the Company believes obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Dixon Hughes Goodman LLP, the audit committee will re-evaluate the engagement of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm. Even if the shareholders do ratify the appointment, the audit committee has the discretion to appoint a different independent registered public accounting firm at any time if it believes that such a change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3, AND IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Provided a quorum is established, Proposal 3 will be approved if the number of shares voted in favor exceeds the number of shares voted against.

DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS

We anticipate that our 2012 annual meeting will be held on or about May 10, 2012. If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2012 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company a reasonable time before we print and send out proxy materials, which we believe to be no later than February 16, 2012. To ensure prompt receipt by the Company, the proposal should be sent by certified mail, return receipt requested. Proposals must also comply with SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the Company’s proxy materials, must comply with the following requirements: proposals for director nominations must be delivered to the Company in accordance with the nomination guidelines which are discussed under “Governance of the Company—Committees of the Board.” Other proposals must be delivered between 60 and 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the shareholder notice must be delivered between 60 and 90 days prior to the annual meeting or within 10 days following the day on which public announcement of the date of the meeting is first made. As indicated above, we anticipate that our 2012 annual meeting will be held on or about May 10, 2012. As a result, proposals, including director nominations, submitted pursuant to these provisions of our By-Laws and those discussed under “Governance of the Company—Committees of the Board,” must be received no sooner than February 10, 2012 and no later than March 11, 2012. All proposals must comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Shareholder proposals should be directed to Greer Bancshares Incorporated, P.O. Box 1029, Greer, SC 29652, Attention: J. Richard Medlock, Jr., Secretary and Chief Financial Officer.

AVAILABLE FINANCIAL INFORMATION

The Company will provide free of charge to any shareholder of record as of April 27, 2011 and to each person to whom this Proxy Statement is delivered in connection with the Annual Meeting of Shareholders, upon written request of such shareholder or person, a copy of the Company’s Annual Report on Form 10-K, including financial statements and financial statement schedules (but excluding exhibits), filed with the Securities and Exchange Commission. Any such request should be directed to Greer Bancshares Incorporated, Post Office Box 1029, Greer, South Carolina 29652, Attention: J. Richard Medlock, Jr., Chief Financial Officer.

Other Matters

We do not know of any other matters to be brought before the Annual Meeting of the Shareholders. However, if any other matters do properly come before the Annual Meeting of the Shareholders, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the persons voting the proxies.

By Order of the Board of Directors,

/s/ Walter M. Burch
Walter M. Burch
Greer, South Carolina	Chairman, Board of Directors
May 12, 2011	Greer Bancshares Incorporated

Annex A

Compensation/Human Resources Committee Charter

I.	Purpose

The Compensation/Human Resources Committee (hereafter “Committee”) is an important Board Committee that will provide oversight and direction in several critical areas that affect Greer Bancshares Incorporated and Greer State Bank (hereafter referred to collectively as the “Company”). The responsibilities of this Committee are more fully set forth below.

II.	Composition

The Committee will be comprised of at least three (3) non-employee directors selected and approved by the Board of Directors. The Board, in its sole discretion, may appoint additional non-employee directors to serve on the Committee. The Board shall select one of the Committee members to serve as Chairperson.

III.	Meetings

This Committee shall meet at least three times each fiscal year and at such other times as it deems necessary to fulfill its responsibilities. Meetings of the Committee may be called by the Chair of the Committee or any two members of the Committee.

A majority of the Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee may meet by telephone.

IV.	Powers, Duties, and Responsibilities

This Committee shall have the following powers, duties, and responsibilities:

A.	Personnel Policies

1.	To evaluate and recommend to the Board such policies as it deems appropriate related to Company employees

2.	To periodically review the Employee Handbook and make recommendations to the Board regarding revisions to the Handbook.

B.	Benefits

1.	To periodically review and evaluate the benefits provided to Company employees

2.	To recommend to the Board changes in the benefits provided to Company employees

3.	To engage third party providers, including legal counsel as needed, to advise the Committee and/or to manage the benefits provided to Company employees,

C.	Compensation/Performance of Executive Officers

1.	To recommend to the Board what persons should serve as Executive Officers of the Company

2.	To research, evaluate, and approve compensation to be paid to Executive Officers including, but not limited to, salary, stock options, bonuses, incentive compensation, and other benefits. Compensation for Executive Officers shall be submitted to the Board for ratification. The effective date for stock option grants shall be the date of Board ratification.

3.	To periodically evaluate and review not less frequently than every other year the performance of the Company’s CEO and/or President.

4.	To review and approve the Compensation Discussion and Analysis, Compensation Committee Report, and other reports dealing with compensation contained in reports to shareholders including, but not limited to, the annual shareholder proxy.

D.	Compensation/Performance of Employees other than Executive Officers

1.	To review and approve recommendations from the CEO and/or President regarding an overall percentage increase in the salaries paid to exempt and non-exempt employees

2.	To review and approve recommendations from the CEO and/or President regarding the overall amount of bonuses and/or incentive compensation to be paid to exempt and non-exempt employees.

E.	Compensation/Performance of Board

1.	To make recommendations to the Board regarding compensation, including benefits, to be paid or provided to Directors.

2.	To periodically evaluate the performance of the Board (but no less frequently than every 3 years).

F.	Review of Committee Charter

1.	To periodically review and evaluate the Committee Charter

2.	To recommend to the Board needed changes in the Committee Charter.

G.	Reports to Board

1.	To report to the Board periodically, but no less frequently than three times each year, regarding the work of the Committee.

2.	To report to the Board regarding the Committee’s evaluation and review of the performance of the CEO and/or President.

H.	Miscellaneous

1.	The Committee shall review and evaluate other issues as they arise that directly relate to the performance, benefits, compensation or policies affecting the Company’s employees.

2.	The Committee shall maintain minutes of its meetings and actions taken therein.

3.	The Committee, in its sole discretion, shall have the authority to retain outside advisors as it deems appropriate related to the performance of its responsibilities. The terms of service and compensation for such advisors shall be determined by the Committee in its sole discretion. Such outside advisors may include, but not be limited to, legal counsel, compensation consultants, benefits advisors, or other advisors. The Company shall bear the expense for all advisors retained by the Committee.

Annex B

Greer State Bank

Audit Committee Charter

Approved by Audit Committee: 2/22/05

The Board of Directors of the Greer State Bank has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the Company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.

Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

The Audit Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand basic financial statements.

Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.	Recommend to the Board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

3.	On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.	Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.	In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the Company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company’s internal controls. Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.	Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company. Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.	Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the Company. Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements prior to the filing of its Form 10-K, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.” Report to the Board of Directors the Audit Committee’s recommendation of whether to include the audited financial statements in the Company’s Annual Report on Form 10-K.

12.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements included in its Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”

13.	Investigate any matter which the Audit Committee deems to be in the interest of the Company and report its findings to the Board of Directors.

14.	Review and approve any Audit Committee report to be included in the Company’s proxy statement.

15.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

16.	Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

17.	Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the Company’s annual and quarterly certifications as required by applicable regulations. Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

18.	Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information. Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

19.	At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company, so that the Audit Committee can assess the auditors’ independence.

20.	Ensure the rotation of the audit partners as required by law. At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

21.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

23.	Review related party transactions on a quarterly basis, and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.	The Audit Committee may meet together with the audit committees of the Company’s subsidiaries but no person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the Company.

6.	The Audit Committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

7.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

REVOCABLE PROXY

GREER BANCSHARES INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

June 23, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking all previous proxies, hereby appoints Steven M. Bateman, Harold K. James and Theron C. Smith, III, and each or any of them, proxies for the undersigned with the power of substitution, to vote all shares of common stock of Greer Bancshares Incorporated, Greer, South Carolina (the “Company”), held of record by the undersigned on April 27, 2011 at the Company’s Annual Meeting to be held June 23, 2011, and at any adjournments thereof, upon the matters listed below, as more fully set forth in the Proxy Statement, and in their discretion upon such other business as may properly come before the Annual Meeting and matters which are incidental to the conduct of the meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À            FOLD AND DETACH HERE            À

GREER BANCSHARES INCORPORATED – ANNUAL MEETING, JUNE 23, 2011

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5853

You can vote in one of three ways:

1.	Call toll free 1-888-216-1296 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/grbs.ob and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5853

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREER BANCSHARES INCORPORATED	Annual Meeting of Shareholders JUNE 23, 2011

	For	Withhold All	For All Except
1. Election of two Directors for three year terms expiring at the 2014 Annual Meeting.	☐	☐	☐
Nominees to serve a term of three years: (01) Gary M. Griffin, (02) R. Dennis Hennett
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

2. To approve the following advisory (non-binding)	For	Against	Abstain
proposal: “RESOLVED, that the holders of common stock of Greer Bancshares Incorporated approve the	☐	☐	☐
compensation of the Company’s executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion.”
3. To ratify the appointment of Dixon Hughes	For	Against	Abstain
Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

This proxy may be revoked prior to the exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE NOMINEES IN ITEM 1, FOR THE PROPOSAL IN ITEM 2 AND FOR THE PROPOSAL IN ITEM 3.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

Your signature on this proxy should correspond with the name appearing on your stock certificate. When signing as a Personal Representative, Administrator, Trustee, Guardian, Attorney, etc., please indicate your full title. If stock is held jointly, each joint owner must sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

¿	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL	¿

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Telephone (using a Touch-Tone Phone); or
2.	By Internet; or
3.	By Mail.

A telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and internet votes must be cast prior to 3 a.m., June 23, 2011. It is not necessary to return this proxy if you vote by telephone or internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., June 23, 2011: 1-888-216-1296	Vote by Internet anytime prior to 3 a.m., June 23, 2011 go to https://www.proxyvotenow.com/grbs.ob

Please note that the last vote received, whether by telephone, internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/5853

Your vote is important!